Exhibit 4.24
English Translation of Chinese Original
Asset Transfer Agreement
By and between
PetroChina West Pipeline Company
CNPC West Pipeline Company Limited
Dated June 18, 2009

This Agreement is entered into by and between the following two parties in Urumqi City on August 28, 2009:
Party A: CNPC West Pipeline Company Limited
Business License No.: 6500001890309
Registered Address: Room 802, Yintong Building, 11 Diamond City, Urumqi, Xinjiang
Party B: PetroChina West Pipeline Company
Business License No.: 650000149000099
Registered Address: Room 02, Swing B, Floor 3, Digital Harbor Building, 5 Diamond City, South Beijing Road, Urumqi, Xinjiang
Whereas,
(i)     Party A, a wholly-owned subsidiary of China National Petroleum Corporation (“CNPC”), is a limited liability company established under the laws of the PRC on October 14, 2004;
(ii)     Party B, a branch of PetroChina Company Limited, is established on September 5, 2008; and
(iii)     Party A has agreed to transfer to Party B, and Party B has agreed to purchase from Party A, the Western Pipeline Assets (as defined herein below, including the liabilities and owner’s equity associated therewith), on the terms and conditions of this Agreement.
NOW, THEREFORE, the parties hereby reach agreement as follows:
Article 1          Definitions
1.1	For purposes of this Agreement, unless otherwise specified in the context, terms used in this Agreement and the exhibits hereto shall have the meanings set forth below:

“Agreement”	shall mean this Asset Transfer Agreement entered into by and between Party A and Party B on June 18, 2009;

“Party A”	shall mean CNPC West Pipeline Company Limited and its branches; and unless otherwise specified in the context, the term “Party A” shall include the assets and business of Party A;

“Party B”	shall mean PetroChina West Pipeline Company; and unless otherwise specified in the context, the term “Party B” shall include the assets and business of Party B;

“Western Pipeline Assets”	shall mean the assets of CNPC West Pipeline Company Limited to be transferred hereunder, the scope of which is as further set forth in Exhibit 2 hereto;

“Closing”	shall have the meaning set forth in Article 4 hereof;

“Closing Date”	shall mean the later of June 30, 2009 or the date on which all the conditions set forth in Article 5 have been satisfied;

“Reference Date”	shall mean March 31, 2009, the reference date for the asset appraisal conducted for the purpose of the transfer contemplated hereunder;

“Audit Report”	shall mean the Audit Report (Tian Yuan Quan Shen Zi [2009] No. 336) dated June 2, 2009 prepared by Beijing Tianyuanquan Certified Public Accountants Ltd. for the purposes of the transfer contemplated hereunder; and

“Appraisal Report”	shall mean the Assets Appraisal Report (Zhong Lian Ping Bao Zi(2009) No. 134) dated June 10, 2009 issued by China United Assets Appraisal Co., Ltd.

1.2	Unless otherwise specified herein, for the purposes of this Agreement,
(a)	All references herein to a party shall include the successors thereof;

(b)	All references herein to Articles or Schedule shall refer to Articles or Schedules of this Agreement;

(c)	This Agreement shall be construed to refer to this Agreement as extended, amended, modified or supplemented from time to time;

(d)	Headings used herein are for convenience only, and shall not in any way affect the meaning or performance of this Agreement; and

(e)	Any subsidiary or affiliated entity of Party A shall not include Party B or any of its subsidiaries or affiliated entities.
Article 2          Delivery of Assets
2.1	Subject to terms and conditions of this Agreement, Party A shall deliver to Party B, and Party B shall, in reliance on the applicable representations, warranties and covenants of Party A set forth herein, accept from Party A, the Western Pipeline Assets and all the rights associated therewith at present and in the future.
2.2	The Western Pipeline Assets shall be as set forth in Exhibit 2 hereto.
Article 3          Transfer of Assets
The parties hereto agree that the price for the purchase of the Western Pipeline Assets hereunder shall be RMB 9,708,150,000(the “Purchase Price”), as determined based on the asset appraisal results set forth in the Appraisal Report adopting March 31, 2009 as the Reference Date prepared by China United Assets Appraisal Co. Ltd. The Purchase Price, after being adjusted by reference to the changes in the interest during the period from the Reference Date and the Closing Date as reflected on the financial statements, shall be paid to Party A in cash.

Article 4          Closing
4.1	Date of Closing

The closing of the assets transfer contemplated hereunder (the “Closing”) shall occur on the later of June 30, 2009 or the date on which all the conditions set forth in Article 5 herein below are satisfied (either the “Closing Date”).

4.2	At the Closing, Party A shall:
4.2.1	deliver to Party B:
(i)
the Western Pipeline Assets and any and all the certificates, deeds, operating licenses, title documents and any other instruments (including without limitation, land use right certificates, certificate of title to buildings, account books, property insurance policies and receipt of premiums) indicating that all the benefits to the ownership and operating rights of the Western Pipeline Assets are obtained by Party B;

(ii)
any and all the required third party consents necessary for the transfer of the Western Pipeline Assets, including without limitation, consent letters from relevant creditors and approvals from relevant governmental authorities; and

(iii)
any and all the effective contracts, account books, certificates, records and other documents, including financial records, that are possessed or controlled by Party A in connection with the Western Pipeline Assets.

4.2.2	permit Party B to take possession of the Western Pipeline Assets.
4.3
As from the Closing Date, Party B shall obtain the Western Pipeline Assets and all the interest accrued thereon. Party B shall become the exclusive owner of the Western Pipeline Assets and own all the right to operate the Western Pipeline Assets as from the Closing Date.

4.4
Except as otherwise specified herein, any and all the profits, benefits, claims, liabilities and any other rights and obligations generated by the Western Pipeline Assets prior to the Closing Date shall be owned and assumed by Party A.

4.5	In case Party A fails to fully comply with Section 4.2, Party B may at its own option, conduct the Closing as practicable, without any prejudice to any remedies otherwise available to Party B or any of Party B’s rights hereunder.

4.6
The Parties agree that after the Closing Date they shall carry out the registration of the changes relating to the Western Pipeline Assets. Party A shall be obligated to cooperate with Party B to reapply for the certificates of operation qualifications and any other relevant qualifications and certificates relating to the Western Pipeline Assets, and proactively assist Party B to carry out the registration of the relevant title changes.

Article 5          Conditions Precedent to Closing
5.1	The Closing shall be subject to the satisfaction of all the following conditions:
(a)	Party B has completed the due diligence with respect to the Western Pipeline Assets;

(b)	Party A has obtained all the required consents to the transfer of the Western Pipeline Assets from the creditors and any other relevant third parties;

(c)	there does not occur any material adverse change to the operation or technical performance of the Western Pipeline Assets; or

(d)	as at the Closing Date, all the representations, warranties and covenants made by Party A herein shall remain true, accurate, complete and valid.
5.2
The parties hereto shall make all reasonable efforts to ensure that the conditions set forth in Section 5.1 will be fulfilled by June 30, 2009. In case any condition set forth in Section 5.1 fails to be fulfilled by June 30, 2009 for any reason attributable to Party A, Party B shall have the right to terminate this Agreement.

5.3
The parties hereto agree that in case any regulatory authority of the jurisdiction in which either party is listed or any PRC relevant governmental authority imposes any condition for the approval to the transfer of the Western Pipeline Assets, the parties hereto shall negotiate to make corresponding and appropriate amendments to this Agreement and any other terms of the transaction based on such conditions. In case such negotiations fail and the performance of this Agreement will render either Party A or Party B to violate any PRC laws and/or any listing rules, such party shall have the right to terminate this Agreement at its own discretion.

Article 6          Post-execution Obligations of Both Parties
6.1	Obligations of Party A
6.1.1
Party A undertakes to Party B that following the Closing it will continue to make its best efforts to provide Party B with any and all the information and assistance in connection with the operation and maintenance of any Western Pipeline Assets reasonably requested by Party B.

6.1.2	As from the execution of this Agreement, without consent from Party B, Party A may not use or disclose or divulge to any third party, any information relating to any Western Pipeline Assets, except where the information is otherwise available in the public domain or where disclosure is required by the orders of a court having competent jurisdiction or any relevant regulatory authority.
6.2	Obligations of Party B
6.2.1	Upon the consumption of the Closing, Party B shall assume all the liabilities and other obligations arising from the Western Pipeline Assets.

6.2.2	Party B shall be responsible for the implementation of and the project completion budget for the finishing works of the Western Crude Oil and Refined Oil Pipeline.
Article 7          Representations, Warranties and Covenants of Party A
7.1	Party A hereby makes the representations, warranties and covenants in accordance with the terms set forth under Exhibit 1 (“Warranties”) to Party B, and acknowledges that Party B executes this Agreement in reliance on the Warranties.

7.2	Each Warranty of Party A set forth in Exhibit 1 shall be severable and independent, and none of other provisions in this Agreement or the exhibits hereto may limit any Warranties.

7.3	Party A hereby further undertakes to indemnify Party B in full against any and all losses or liabilities, including but not limited to, any diminution of the value of any Western Pipeline Assets, arising from breaches of any Warranties by Party A. In the event of any breach by Party A of Article 1 or 2 of Exhibit 1 hereto, Party B shall have the right to terminate this Agreement.

7.4	Both before and after the Closing, Party A shall promptly inform Party B in writing of any violations of the Warranties or any matters not consistent with the Warranties it becomes aware of.
Article 8          Representations and Warranties of Party B
          Party B hereby represents and warrants to Party A that from the date of this Agreement to the Closing Date (inclusive):
8.1	Party B is a branch of PetroChina Company Limited validly existing under applicable laws.
8.2	Party B has all necessary authority to enter into and perform this Agreement.
8.3	The execution and performance of this Agreement by Party B do not violate any laws or regulations applicable to it.

8.4	This Agreement constitutes a valid and binding contract of Party B.
Article 9          Employees
          Party A’s contractual employees working for the Western Pipeline Assets shall be transferred to Party B and Party B may continue to use any other employees of Party A to satisfy its own business requirements; provided, however, that the employment agreements of such employees shall be amended in accordance with applicable laws.
Article 10          Access to Information
          From the date of this Agreement, Party A shall provide Party B and any persons authorized by Party B with and shall cause such person to be provided with access to (including the right to make copies of, where necessary) all materials regarding the Western Pipeline Assets, and all books, title instruments, contracts, records and any other documents regarding the Western Pipeline Assets, and the executive officers and employees of Party A shall promptly furnish such materials and explanations with respect thereto to any such persons.
Article 11          Force Majeure
          If a party has been prevented from performing all or part of its obligations provided in this Agreement because of an event of Force Majeure, including earthquake, typhoon, flood, fire, war and any governmental interference, or change of circumstances, it shall immediately notify the other Party in writing, and shall provide details of the event of Force Majeure or change of circumstances, as well as valid evidence supporting its inability to perform all or part of its obligations hereunder or the reasons for the extension of the term for performance, within seven (7) days following the occurrence of such an event. The parties shall negotiate to terminate this Agreement, partially release or delay the performance of the affected obligations, as necessary, based on the extent of the effect of such event on the performance of this Agreement.
Article 12          Communications
          Notices or other communications required to be given by either party hereto pursuant to this Agreement shall be written in Chinese and sent by personal delivery or in registered mail or facsimile to the address/fax number of the other party set forth below, and shall be deemed to have been duly given (i) on the date of delivery if by personal delivery, (ii) seven (7) days (excluding public holidays) after being delivered to postal services (as indicated by the postmark) if by registered mail, or (iii) upon the completion of transmission if by facsimile; provided, however, that the sender shall provide the intended recipient with the electronic answerbacks printed out by the sender’s facsimile machine indicating the complete transmission of the relevant notice or other communication to the intended recipient.
          If to Party A:
CNPC West Pipeline Company Limited
Address: Yingbin Building, 666 Middle Beijing Road, Urumqi, Xinjiang,
830013

Fax: 0991-6996844
If to Party B:
PetroChina West Pipeline Company
Address: Yingbin Building, 666 Middle Beijing Road, Urumqi, Xinjiang,
830013
Fax: 0991-6996844
Article 13          Governing Law and Dispute Resolution
13.1	This Agreement shall be governed by and construed in accordance with the laws of the PRC.

13.2	Any dispute arising from, out of or in connection with this Agreement shall be settled through friendly consultations between Party A and Party B. If any dispute cannot be settled through consultations, such dispute shall be submitted to the respective supervisory organ of each party for resolution through further consultations. Where any dispute still fails to be resolved through such further consultations, either Party A or Party B may refer such dispute to the Arbitration Commission at the place which this Agreement is executed. Such dispute shall be finally settled by arbitration in accordance with the then effective rules of arbitration of such Arbitration Commission. An arbitral award is final and binding upon both parties.
Article 14          Other Provisions
14.1	The parties shall be solely responsible for their own costs and expenses arising from the transfer of the Western Pipeline Assets hereunder according to the applicable laws.

14.2	The invalidity, illegality or unenforceability of any term or provision of this Agreement in any aspect at any time may not affect or prejudice the legality, validity and enforceability of any other terms and provisions of this Agreement.

14.3	This Agreement may not be assigned by either party hereto without consent from the other party hereto.

14.4	This Agreement together with any documents referred to herein shall constitute an entire agreement between the parties hereto. The parties expressly represent that any amendment to this Agreement shall be invalid unless in writing.

14.5	This Agreement shall come into effect upon being executed and stamped by the representative of each party.

Party A:
CNPC West Pipeline Company Limited (company seal)
Authorized representative: /s/ [_____]
Party B:
PetroChina West Pipeline Company (company seal)
Authorized representative: /s/ [_____]

Exhibit 1 Further Representations, Warranties and Covenants of Party A
                     Party A hereby represents, warrants and undertakes to Party B that unless otherwise agreed between the parties hereto, as of the Closing Date:
1. Corporate Matters
1.1	Party A is a limited liability company duly organized and validly existing under the laws of the PRC and has full and legal rights to own its assets and operate its business.

1.2	The business license, articles of association and other documents of Party A provided to Party B are accurate and complete, and for documents provided in photocopy, photocopies conform with the original.

1.3	Party A has all necessary power and authority to execute this Agreement and perform its obligations hereunder.

1.4	This Agreement and any other documents to be executed by Party A pursuant to this Agreement shall constitute the valid and binding obligations of Party A, which are enforceable in accordance with the relevant terms.
2. Approvals
2.1	The transfer of the Western Pipeline Assets by Party A to Party B shall be conducted in accordance with the PRC laws.

2.2	At the Closing Date, all governmental approvals required for the transfer of the Western Pipeline Assets, including but not limited to, the required approval for the change of land use rights certificates and title certificates, shall have been obtained, and Party A does not receive any written or oral notice that such approvals have been cancelled.

2.3	Party A has been granted all necessary authorization for the execution and performance of this Agreement.

2.4	The execution and performance of this Agreement do not violate any applicable laws or regulations.
3. Ownership and Conditions of Assets
3.1	Except as otherwise indicated, none of the Western Pipeline Assets are subject to any encumbrance of any form. In the event of any legal proceedings in respect of financial guarantees or any other disputes arising prior to the Closing Date, such proceedings or disputes shall be assumed by Party A. Details regarding the Western Pipeline Assets set forth in Exhibit 2 are true, complete and accurate in all aspects.

3.2	Party A shall have full ownership and/or use right to Western Pipeline Assets, and there does not exist any requirement requiring that all or any portion of the Western Pipeline Assets shall be transferred to any third party.

3.3	The construction and operation of the Western Pipeline Assets have been approved by the competent PRC authorities and do not violate any PRC law or regulation.

3.4	Party A has been operating the Western Pipeline Assets in compliance with the applicable PRC laws and regulations.

3.5
The machines, equipments, buildings and other overground and underground structures forming a part of the Western Pipeline Assets are substantially in a sound status and fit for their intended purposes.

3.6
There is no dispute with the adjacent property owners or the competent authorities of state-owned land resources in relation to the demarcation lines or passages of any land, buildings and other structures forming a part of the Western Pipeline Assets.

3.7
There has never occurred any material interruption in the public utilities, such as the water supply, drainage, electricity supply or gas supply, in the buildings or other overground and underground structures that form a part of the Western Pipeline Assets.

3.8
Party A holds good and transferable title and/or use right to the land, buildings and other structures that form a part of the Western Pipeline Assets and are owned by Party A, and is the legal and de facto owner thereof under applicable laws and regulations.

4.	Continuous Operations

To the knowledge of Party A, there was/is not any circumstance which may materially affect the continuous operation of the Western Pipeline Assets after Closing.

5.	Confidential Information

Any activity conducted by Party A on the Western Pipeline Assets does not infringe on or abuse any know-how, customer or supplier list, trade secrets, proprietary technologies, patents or other confidential information of any third parties.

6.	Environmental Compliance

In the course of construction and operation of the Western Pipeline Assets, Party A has always been in full compliance with any and all applicable laws and regulations regarding environmental protection (“Environmental Laws and Regulations”), and has never been subject to any governmental punishment due to the violation of any Environmental Laws and Regulations. Party A has sufficient resources and facilities, and will, at Party B’s request, assist Party B after Closing in complying with all Environmental Laws and Regulations which are currently in effect.

7.	Accuracy of the Information Provided

7.1	All the information contained in this Agreement (including without limitation, those covered in the preamble hereof) is true and accurate.

7.2
All the information provided by Party A prior to the execution of this Agreement to Party B and its professional advisors, officers and other staff in connection with the Western Pipeline Assets was/will be true and accurate at the time of provision and during the period from the execution of this Agreement to the Closing Date. In addition, there does not exist any fact or circumstance that may render any of the above information untrue, inaccurate or misleading and has not been disclosed to Party B or its professional advisors in writing.

8.	Indemnification

8.1
Party A undertakes to indemnify Party B for any claims arising from Party A’s violation of any provision hereunder, including without limitation, Article 7 herein and “Further Representations, Warranties and Covenants of Party A” as set forth in Exhibit 1.

Exhibit 2 Scope of the Western Pipeline Assets
The Western Pipeline Assets shall include without limitation, all the assets, liabilities and interests associated with CNPC West Pipeline Company Limited, which in particular, include the following assets:
1.
such assets as the buildings and other structures, cash, bank deposits and accounts, inventories, receivables, machinery and equipment and ancillary devices and facilities owned by any relevant entity of Party A, but excluding any parcels of land that have been obtained by such entity through administrative allocation;

2.
the rights and obligations under the contracts and agreements (including any amendments and supplements thereto) executed by Party A in respect of the Western Pipeline Assets, including title to buildings and guarantees with respect to such contracts and agreements;

3.
if transferrable in accordance with applicable laws, the entire interests under any and all the permits, licenses, approval certificates, certificates, power of attorney, and any other similar documents possessed or owned by any relevant entity of Party A;

4.	rights to claim, set-off rights or any other similar rights of any relevant entity of Party A against any third party, in each case, relating to or arising from the Western Pipeline Assets; and

5.
business records, accounting records, operating records, operating data, operating statistical data, manuals, maintenance handbooks, training handbooks and relevant technical records, technical documentation, technical data, technical drawings, technical handbooks, technical books, project research and development records and any other know-how possessed by Party A in connection with Western Pipeline Assets, whether saved in written, electronic or any other media.

Any other assets set forth in the Appraisal Report. The parties hereto agree that where they have any disagreement on the understanding of the Western Pipeline Assets set forth in this Schedule, the contents of the Appraisal Report shall prevail.